SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.
Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

The information under Item 8.01 of this report is incorporated by reference herein.

Item 8.01	Other Events.

Exchange Transactions for 10% Notes, Series C Preferred Stock and Tender Offer for 10% Notes.

On September 22, 2006, we entered into agreements to issue an aggregate of approximately 28.9 million shares of Class A common stock in exchange for approximately $42.6 million aggregate principal amount at maturity of our 10% Senior Secured Discount Convertible Notes due 2009 and 79,246 shares of our 8.25% Series C Convertible Redeemable Preferred Stock. The agreements were entered into with American Honda Motor Co., Inc., a holder of our 10% notes and Series C preferred stock, George Haywood, a member of our board of directors and a holder of our 10% notes, and another holder of our Series C preferred stock. The terms of these agreements with respect to the 10% notes are substantially similar to prior agreements entered into between the Company and Bear Stearns, Royal Bank of Canada and Eastbourne Capital in late 2005 and early 2006 except that the September 22 agreements are based on the closing price of our Class A common stock on September 21, 2006. The terms of these agreements with respect to the Series C preferred stock are as if the Company had called the Series C preferred stock for redemption in the normal course as of September 22, 2006.

On September 26, 2006, we are commencing a tender offer to incentivize the conversion of any and all of the other outstanding 10% notes by offering $320.80, payable solely in shares of our Class A common stock, for each $1,000 of 10% notes validly tendered for conversion. The tender offer is being made to all of the remaining holders of 10% notes. The terms for exchange of Class A common stock for 10% notes in the September 22 agreements and the tender offer are substantially similar except that pricing for the tender offer will be based on the average closing price of our Class A common stock for the five-day period ending on October 20, 2006. As an example, based on the average closing price for the five-day period ended September 21, 2006, we would issue approximately 19.4 million shares of Class A common stock in exchange for the approximately $57.4 million aggregate principal amount at maturity of the remaining 10% notes not subject to the September 22 agreements.

If all remaining holders tender their 10% notes, of which there can be no assurance, these transactions would result in the retirement of all of the approximately $100 million aggregate principal amount at maturity of these secured notes and all of the Series C preferred stock presently outstanding, effectively converting all of these securities into shares of our Class A common stock. We will not pay any cash in connection with these transactions. Completion of the transactions contemplated by the September 22 agreements also will give us full borrowing capacity under our recently obtained $250 million revolving credit facility, the availability of which is limited to $50 million until we retire $25 million of our remaining secured notes.

The 10% notes, issued in January 2003, are convertible into our Class A common stock at $3.18 per share under the terms of the initial issuance. We do not have a right to prepay or redeem these notes, they do not become subject to mandatory conversion until 2007 and they are not mandatorily convertible at or after that time unless various conditions regarding the amount of our outstanding indebtedness and other matters are met. The 10% notes finished accreting on December 31, 2005, and XM would have had to make future interest payments on the notes in cash. By issuing stock in exchange for the 10% notes, both through the September 22 agreements and the tender offer, XM estimates that it will be released from obligations to pay approximately $35 million in interest payments over the next three years prior to maturity of the notes.

The Series C preferred stock, issued in August 2000, is convertible, under the terms of the initial issuance, into the number of shares of our Class A common stock equal to the liquidation preference divided by $8.67. The liquidation preference of each of the 79,246 shares outstanding is approximately $1,512 per share, or an aggregate of approximately $119.9 million of liquidation preference. The Series C preferred stock is currently redeemable at 104.95% of the liquidation preference upon 30 days prior notice.

We expect to deliver the shares for the exchange transactions and the tender offer on or about October 23, 2006. If all remaining holders were to tender their 10% notes and we successfully completed the exchanges for the 10% notes and Series C preferred stock, we would no longer have any secured notes outstanding and our only preferred stock outstanding would be the Series A non-voting preferred stock held by General Motors since its issuance prior to our initial public offering.

If all remaining holders were to tender their 10% notes, the dilution as a result of these transactions, including the tender offer, would be less than 0.84%, based on the number of shares of Class A common stock outstanding on a fully diluted basis as of June 30, 2006, assuming we had issued all shares issuable upon conversion or exercise of outstanding securities. The amount of our long term debt would be reduced on a pro forma basis as a result of these transactions by approximately $80.8 million, representing the book value of the exchanged notes less certain deferred financing costs. We would recognize an aggregate non-cash charge of approximately $51.1 million in connection with these transactions, representing interest and de-leveraging expenses.

The shares of Class A common stock to be issued in exchange for the 10% notes and Series C Preferred Stock will be issued in transactions exempt from registration under Section 3(a)(9) and Section 4(2) of the Securities Act of 1933, as amended.

We conducted similar exchanges with respect to approximately $136 million aggregate principal amount at maturity of 10% notes in late 2005 and early 2006, as disclosed in our Current Reports on Form 8-K filed on December 30, 2005, January 25, 2006 and April 20, 2006.

Closing of these transactions will complete our refinancing and retirement of our outstanding secured notes and preferred stock begun earlier this year in which we replaced three series of publicly-traded secured notes with two series of publicly-traded unsecured notes with lower interest rates and later maturity. We also eliminated three years of fixed payment obligations to General Motors due in 2007 through 2009 with the proceeds of the notes maturing in 2013 and 2014. As part of the refinancing, we put in place a new $250 million secured revolving credit facility and increased the size of our credit facility with General Motors to $150 million. With the completion of the transactions contemplated by the September 22 agreements, borrowing capacity under our revolving credit facilities will be fully available to us.

SEC Filings Relating to these Transactions

In connection with these transactions, American Honda has advised us that today it is filing an amendment to its Schedule 13D with the SEC. American Honda and Mr. Haywood are making filings on Form 4 to reflect these transactions. We are filing a Schedule TO in connection with the tender offer for the 10% notes, and at or before the closing we will file a prospectus relating to the resale of certain of the shares of Class A common stock to be issued in the transaction not already registered under existing shelf registration statements.

Satellite Insurance Update

In July 2004, the Company reached agreement with insurers covering 80 percent of the aggregate sum insured in connection with the progressive solar array power degradation issue that is common to the first six Boeing 702 class satellites put in orbit (XM-2 and XM-1 were the fifth and sixth Boeing 702s launched). The settlement was at a rate equal to 44.5 percent of the proportionate amount covered by each of these insurers, representing a total recovery of approximately $142 million from these insurers. In August 2004, the Company filed for arbitration to collect the remaining 20 percent of the sum insured utilizing the third-party dispute resolution procedures under the policy. The Company was recently notified that it was not successful in its arbitration claim against the remaining insurers, and will not receive any further insurance proceeds with regard to this issue. The result of this arbitration did not affect our July 2004 agreements with respect to the 80 percent of the aggregate sum insured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: September 26, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary